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                              Warrants to Purchase

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                             Shares of Common Stock

                             NEW WORLD PASTA COMPANY

                         COMMON STOCK PURCHASE WARRANTS

          This certifies that, for value received, JLL Pasta, LLC or its registered assigns (the "Holder") is entitled to purchase from New World Pasta Company, a Delaware corporation (the "Company"), at any time from 9:00 a.m., New York City time, on July 30, 2001 until 5:00 p.m., New York City time, on July 30, 2008 (the "Expiration Date"), at the purchase price of $1.00 per share (the "Warrant Price"), the number of shares of Common Stock of the Company, par value $.01 per share ("Common Stock"), shown above. The number of shares purchasable upon exercise of the Common Stock Purchase Warrants (the "Warrants") and the Warrant Price are subject to adjustment from time to time as set forth below.

          Section 1. Exercise of Warrants.

               (a) Warrants may be exercised in whole or in part, at any time or from time to time, by presentation of this Warrant certificate with the Purchase Form (attached hereto as Exhibit A) duly executed and simultaneous payment of the Warrant Price to the Company. Payment of such price shall be made, at the option of the Holder, (i) in cash or by certified or official bank check payable to the Company; (ii) by cashless exercise (in the manner described below in Section 1(c)); or (iii) by any combination of payment described in clauses (i) or (ii) hereof. As provided herein, the Warrant Price and the number or kind of shares which may be purchased upon the exercise of the Warrants evidenced by this Warrant certificate are, at the option of the Company or upon the happening of certain events, subject to modification and adjustment described herein.

               (b) In case an exercise of Warrants is in part only, a new
Warrant or Warrants of like tenor, calling in the aggregate on the face or faces of the Warrant certificate or certificates for the number of shares of Common Stock equal (without giving effect to any adjustment thereof) to the number of such shares called for on the face of this Warrant certificate minus the number of such shares designated by the Holder upon such exercise as provided in this
Section 1 shall be issued and delivered to the Holder or its registered assigns.
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               (c) As described in clause (ii) of Section 1(a) above, the Holder may apply to the payment required by this Section 1 that portion of this Warrant, that is equal to the quotient obtained by dividing (i) the value of the Warrant or portion thereof on the exercise date (determined by subtracting the aggregate exercise price for the shares of Common Stock in effect on the exercise date from the aggregate current market price (as determined below in Section 1(d) of the shares of Common Stock) by (ii) the current market price of one share of Common Stock.

               (d) For the purpose of any computation under Section 1(c) and
Section 7, the current market price per share of the Common Stock shall be determined in good faith by the Board on the basis of such information as it considers appropriate; provided, however, that if the Common Stock is publically traded at the time of such computation, then the current market price per share of Common Stock at any date shall be the average of the daily closing prices for 20 consecutive trading days commencing 30 trading days before the date of such computation, which closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported on the NASDAQ Stock Market.

          Section 2. Exchange of Warrant Certificates. This Warrant certificate may be exchanged for another certificate or certificates entitling the Holder to purchase like aggregate number of Common Stock issuable on exercise of the Warrants (the "Warrants Shares") as the certificate or certificates surrendered then entitle the Holder to purchase. The Holder shall make such request in writing delivered to the Company, and shall surrender, properly endorsed, the certificate or certificates to be so exchanged. Thereupon, the Company shall sign and deliver to the Holder a new Warrant certificate or certificates, as the case may be, as so requested.

          Section 3. Compliance with Government Regulations. If any shares of Common Stock required to be reserved for purposes of exercise of Warrants require, under any Federal or state law or applicable governing rule or regulation of any national securities exchange, registration with or approval of any governmental authority, or listing on any such national securities exchange before such shares may be issued upon exercise, the Company will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered, approved or listed on the relevant national securities exchange, as the case may be; provided, however, that in no event shall such shares of Common Stock be issued,

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and the Company is hereby authorized to suspend the exercise of all Warrants, for the period, and only for such period, during which such registration, approval or listing is required but not in effect.

          Section 4. Payment of Taxes. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrants or Warrant certificates for Warrant Shares in a name other than that of the Holder.

          Section 5. Mutilated or Missing Warrants. If certificates evidencing the Warrants shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue, in exchange and substitution for and upon cancellation of the mutilated Warrant certificate, or in lieu of and substitution for the Warrant certificate lost, stolen or destroyed, a new Warrant certificate of like tenor and representing an equivalent right or interest, but only upon receipt of
(i) evidence satisfactory to the Company of such loss, theft or destruction of such Warrant certificate and (ii) an indemnity or bond, if requested, also satisfactory to the Company. The Holder shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

          Section 6. Adjustment of Warrant Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as hereinafter defined.

                         (a) Mechanical Adjustments. In the event that a
dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event shall occur after the date hereof which the Board in its reasonable discretion, determines affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the Holder or the value of the Warrants, then the Board shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of capital stock which may thereafter be issued upon exercise of Warrants, (ii) the number and kind of shares of capital stock issued or issuable in respect of Warrants and
(iii) the Warrant Price.

                         (b) Notice of Adjustment. Whenever the number of
Warrant Shares purchasable upon the exercise of each Warrant or the Warrant

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Price of such Warrant Shares is adjusted, as herein provided, the Company (i)
shall promptly mail by first-class mail, postage prepaid, to the Holder notice of such adjustment or adjustments and (ii) shall deliver to the Holder a certificate of the Chief Financial Officer of the Company setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price of such Warrant Shares after such adjustment and setting forth the computation by which such adjustment was made. Such certificate, in the absence of manifest error, shall be conclusive evidence of the correctness of such adjustment.

                         (c) Preservation of Purchase Rights Upon Merger,
Consolidation, etc. In case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale, transfer or lease to another corporation of all or substantially all the property of the Company, proper provision shall be made that the Holder, upon the exercise of Warrants after the consummation of such transaction, shall have the right thereafter upon payment of the Warrant Price in effect immediately prior to such action to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property which it would have owned or have been entitled to receive after the happening of such consolidation, merger, sale, transfer or lease had the Warrant been exercised immediately prior to such action. The Company shall mail by first-class mail, postage prepaid, to the Holder, notice of the execution of any such agreement. Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 6. The provisions of this
Section 6(d) shall similarly apply to successive consolidations, mergers, sales, transfers or leases.

                         (d) Statement on Warrants. Irrespective of any
adjustments in the Warrant Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable.

          Section 7. Fractional Interests. No fractional shares will be issued upon the exercise of any Warrant, but the Company shall pay an amount in cash equal to the closing price for one share of Common Stock, as determined above in
Section 1(f), multiplied by such fraction.

          Section 8. Restrictions on Transfer.

               (1) The Warrant and the Warrant Shares shall be subject to the transfer restrictions set forth in the Stockholders Agreement dated as of January 28, 1999, among the Company, New World Pasta, LLC, Miller Pasta, LLC and Hershey Chocolate Confectionary Corporation, as the same may be amended from time to time, as if the Holder were a party thereto; provided, however, that the

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Warrant may be distributed, in whole or in part, by JLL Pasta, LLC to its members or their respective affiliates.

               (2) The Warrant and the Warrant Shares are "restricted securities," as such term is defined in Rule 144 promulgated under the Securities Act, and any resale of the Warrant or the Warrant Shares must be in compliance with the registration requirements of the Securities Act or an exemption therefrom.

          Section 9. No Rights as Stockholders, Notices to Holders. Nothing contained herein shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company. If, however, at any time prior to the expiration of the Warrants and prior to their exercise, any of the following events shall occur:

                         (1) the Company shall declare any dividend payable in any securities upon its shares of Common Stock or make any distribution (other than a cash dividend) to the Holder of its shares of Common Stock; or

                         (2) the Company shall offer to the Holder shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock or any right to subscribe for or purchase any thereof; or

                         (3) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, sale, transfer or lease of all or substantially all of its property, assets, and business as an entirety) shall be proposed, then, in any one or more of said events, the Company shall give notice in writing of such event to the Holder as provided in Section 10 hereof, such giving of notice to be completed at least 10 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, or subscription rights, or for the determination of stockholders entitled to vote on such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to publish, mail or receive such notice or any defect therein or in the publication or mailing thereof shall not affect the validity of any action taken in

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connection with such dividend, distribution or subscription rights, or such proposed dissolution, liquidation or up.

          Section 10. Notices. Any notice by the Company to the Holder, or by the Holder to the Company, shall be in writing and shall be delivered in person or by facsimile transmission, or mailed first class, postage prepaid, (i) to the Company, at its offices at New World Pasta Company, 85 Shannon Road, Harrisburg, PA 17112, Attention: Chief Financial Officer or (ii) to the Holder, at the registered address of such holder as set forth in the register kept at the principal office of the Company. Each party hereto may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice to the other party.

          Section 11. Ownership. The Holder hereof may be treated by the Company and all other persons dealing with this Warrant certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding, and until such transfer on such books, the Company may treat the Holder hereof as the owner for all purposes.

          Section 12. Applicable Law. The Warrant certificate and the Warrants issued hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

          Section 13. Captions. The captions of the Sections and subsections of this Warrant certificate have been inserted for convenience only and shall have no substantive effect.

Dated:  July 30, 2001


                                             NEW WORLD PASTA COMPANY


                                             By: /s/ Wayne Robison
                                                --------------------------------

                                             Attest: /s/ Kathleen Purcell
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